Exhibit 99

The Southern Community

Bancorp Employees’ Savings

and Profit Sharing Plan

Financial Statements for the Years Ended December 31, 2004 and 2003 and Supplemental Schedule as of December 31, 2004 and Reports of Independent Registered Public Accounting Firms

THE SOUTHERN COMMUNITY BANCORP EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN

INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE FOR THE SOUTHERN COMMUNITY BANCORP EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fifth Third Bancorp and the Pension and Profit Sharing Committee of

The Southern Community Bancorp Employees’ Savings and Profit Sharing Plan:

We have audited the accompanying statement of net assets available for benefits of the Southern Community Bancorp Employees’ Savings and Profit Sharing Plan (formerly the Southern Community Bancorp 401(k) Plan) (the “Plan”) as of December 31, 2004 and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such 2004 financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2004 and the changes in net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic 2004 financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2004 is presented for the purpose of additional analysis and is not a required part of the basic 2004 financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2004 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/    Deloitte & Touche LLP

Cincinnati, Ohio

June 24, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Southern Community Bancorp 401(k) Plan

Lake Mary, Florida:

We have audited the accompanying statement of net assets available for benefits of Southern Community Bancorp 401(k) Plan (the “Plan”) as of December 31, 2003, and the related statement of changes in net assets available for benefits for the year ended December 31, 2003. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2003, and the changes in net assets available for benefits for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/    Hacker, Johnson & Smith PA

Orlando, Florida

April 20, 2004

THE SOUTHERN COMMUNITY BANCORP EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2004 AND 2003

	2004	2003
INVESTMENTS—At fair value:
Cash	$330,386	0
Money-market funds	179,529	526,798
Mutual funds	0	322,172
Collective funds	407,832	0
Employer common stock	5,814,672	1,438,402
Participant notes receivable	8,608	9,567

Total investments	6,741,027	2,296,939

RECEIVABLES:
Employer’s contributions	157,870	172,312
Participants’ contributions	56,457	34,294

Total receivables	214,327	206,606

NET ASSETS AVAILABLE FOR BENEFITS	$6,955,354	2,503,545

See notes to financial statements.

THE SOUTHERN COMMUNITY BANCORP EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
ADDITIONS:
Income from investments:
Interest	$27,716	1,948
Net appreciation in fair value of investments	4,155,392	424,104

Total income from investments	4,183,108	426,052

Contributions:
Employer’s	197,231	171,550
Participants’	562,946	538,695

Total additions	4,943,285	1,136,297

DEDUCTIONS:
Benefits paid to participants	(486,487)	(38,746)
Other expenses	(4,989)	0

Total deductions	(491,476)	(38,746)

INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS	4,451,809	1,097,551

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	2,503,545	1,405,994

End of year	$6,955,354	2,503,545

See notes to financial statements.

THE SOUTHERN COMMUNITY BANCORP EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

1.	DESCRIPTION OF PLAN

The following brief description of The Southern Community Bancorp Employees’ Savings and Profit Sharing Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information. The name of the Plan was changed from Southern Community Bancorp 401(k) Plan to The Southern Community Bancorp Employees’ Savings and Profit Sharing Plan effective January 1, 2004.

General—The Plan is a defined contribution plan covering all full-time employees of Southern Community Bancorp and subsidiaries (the “Company”) who have three months of service and are age 18 or older. The Company entered into an Agreement and Plan of Merger with First National Bankshares of Florida, Inc. (“First National”) on March 19, 2004 whereby 100% of the Company’s common stock was exchanged for common stock of First National. The Agreement and Plan of Merger was completed in September 2004. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Company is the Plan Administrator and certain officers of the Company are the Plan’s trustees. Effective January 1, 2004, the Company engaged Pentegra Services, Inc. (“Pentegra Services”) to be the Plan’s third-party administrator and the Bank of New York to provide custodial services for the Plan. Prior to January 1, 2004, the Plan’s third-party administrator was Retirement Alliance, Inc. (“Retirement Alliance”) and Charles Schwab & Co., Inc. (“Charles Schwab”) provided custodial services for the Plan.

Participant Accounts—Each participant’s account is credited with the participant’s contribution and allocations of (a) the Company’s contribution and (b) Plan earnings (loss). Allocations are based on account balances or participant earnings (loss), as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Investment Options—Effective January 1, 2004, the following investment options managed by Barclays Global Investors were available to participants:

■	S&P Middle Capitalization Fund

■	S&P 500 Stock Fund

■	S&P 500 Value Fund

■	Russell 2000 Fund

■	Government Bond Fund

■	Growth and Income Fund

■	Stable Value Fund

■	S&P 500 Growth Fund

■	NASDAQ 100 Fund

■	International Fund

■	Growth Fund

■	Income Plus Fund

■	Money Market Fund

■	Company Common Stock Fund

Funding and Vesting—Each year, participants may contribute pretax annual income, as defined in the Plan. Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans. The Company contributes 50% of the first 6% of base compensation that a participant contributes to the Plan. The matching contribution is made annually after the Plan’s fiscal year end and is allocated to all employees who have worked for the Company for 1,000 hours during the Plan year. The Company may contribute additional discretionary amounts at any time. All contributions are invested ratably in the investment options selected by the participants and employer contributions are subject to the vesting guidelines discussed below. Participant and employer contributions are also subject to certain Internal Revenue Service (“IRS”) limitations. Participants may change their investment options at any time.

For those participants electing the Company’s common stock as an investment option during 2003, deferrals were held by Charles Schwab in a money-market account during the year. After the Plan’s fiscal year end, these deferrals were transferred from Charles Schwab to the Company and the Company’s common stock was issued to certain participants. During 2004 the Bank of New York held deferrals in a money-market account and purchased Company common stock once certain levels of cash in the deferral accounts were obtained, as designated by the employer.

Participants are immediately vested in their voluntary contributions, including amounts transferred into the Plan from other qualified employee benefit plans, plus actual earnings (loss) thereon. Vesting in the remainder of their accounts is based on years of continuous service as defined in the Plan. After one year of service, a participant is 20% vested and the vesting percentage increases 20% every year thereafter. A participant is 100% vested in the entire account after five years of credited service.

Payment of Benefits—On termination of service due to death, disability or retirement, a participant may elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account or annual installment payments over a specified period of time, not to exceed the participant’s life expectancy. For termination of service due to other reasons, a participant may receive the value of the vested interest in their account as a lump sum distribution.

Benefits Payable—Benefits payable, consisting of amounts owed but not paid as of year-end for payments to terminated employees, are not recorded as a liability within the financial statements. Benefits payable as of December 31, 2004 and 2003 were $53,287 and $0, respectively.

Tax Status— The Plan Administrator has not received a determination letter from the IRS approving the qualifications of the Plan for tax exempt status, however the Plan Administrator has obtained a determination letter qualifying the prototype plan the Plan was adopted on. Although the Plan has been amended since receiving the determination letter, the Plan Administrator believes the Plan is currently operating in compliance with the applicable requirements of the Internal Revenue Code. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements.

Participant Notes Receivable—Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their account balance. Loan transactions are treated as a transfer to (from) the investment funds from (to) the Participant notes fund. Loan terms can range from 1-5 years for any type of loan, or up to 15 years for the purchase of a primary residence. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with local prevailing rates as determined by the Plan Administrator. Principal and interest are paid ratably through semi-monthly payroll deductions.

Forfeited Accounts—Forfeited accounts are used by the Company to reduce employer contributions. At December 31, 2004 and 2003, there were $23,789 and $5,009, respectively, in forfeited accounts which will be used to reduce future employer contributions.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are the significant accounting policies followed by the Plan:

General—The accounting records of the Plan are maintained on the accrual basis of accounting.

Valuation of Investments—The Plan’s investments are stated at fair value. Mutual funds are valued at quoted market prices which represent the net asset value of shares held by the Plan at year end. The fair value of collective funds is based on the fair market value of investments in the fund. The employer’s common stock is valued using the closing price on the last day of the Plan year. Participant notes receivable are valued at cost which approximates fair value.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Management fees and operating expenses charged to the plan for investments in the mutual funds are deducted from income earned on a daily basis and are not separately reflected. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

Payment of Benefits—Benefits are recorded when paid.

Contributions Receivable—Contributions receivable consists of (i) employee contributions made during the current plan year which were not received by the custodian until the following Plan year and (ii) annual employer contributions not made until the following Plan year based on employee deferrals during the current Plan year.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The Plan invests in various securities, which may include U.S. Governmental securities, corporate debt instruments and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for benefits.

3.	INVESTMENTS

Investments representing more than five percent of net assets at December 31, 2004 and 2003:

	2004	2003
Company Common Stock Fund *	$5,814,672	1,438,402
Mutual Funds:
Schwab Retirement Money-Market Fund *	<5%	526,798
Dreyfus Appreciation Fund	<5%	113,183

* Denotes a party-in-interest

The following table represents the net appreciation in fair value of investments for the Plan for the years ended December 31, 2004 and 2003:

	2004	2003
Mutual funds	$0	62,297
Collective funds	31,921	0
Company common stock *	4,123,471	361,807

Total	$4,155,392	424,104

* Denotes a party-in-interest

4.	RELATED PARTY TRANSACTIONS AND SERVICE FEES

Certain Plan investments are shares of mutual funds managed by Charles Schwab (2003 Plan year) and the Plan Sponsor’s common stock and therefore, these transactions qualify as party-in-interest.

Service fees charged for the administration and custodial services by Pentegra Services, Retirement Alliance, Charles Schwab and the Bank of New York, including preparing participant statements, Plan financial statements in conjunction with the annual audit and the Plan’s 5500, are paid by the Company and are not reflected in the accompanying financial statements.

5.	PLAN MERGERS AND TERMINATION

On August 2, 2004, First National entered into a definitive agreement (the “Agreement”), which provides for the acquisition of First National by Fifth Third Bancorp, an Ohio corporation (“Fifth Third”), into a wholly owned subsidiary of Fifth Third. The merger was completed on January 1, 2005. Prior to the acquisition the Plan was terminated and Fifth Third is in process of filing the appropriate documents for approved termination by the IRS. Upon approval of the termination, participants will have an option to receive a full distribution, transfer fund balances into an individual retirement account or transfer fund balances into The Fifth Third Master Profit Sharing Plan. Pursuant to the Plan’s termination, all affected participants became 100% vested in their account balance.

* * * * * *

SUPPLEMENTAL SCHEDULE

THE SOUTHERN COMMUNITY BANCORP EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN

SCHEDULE H, PART IV, LINE 4i—

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2004

Asset Description	Current Market
UNALLOCATED FUND:
Cash	$330,386

COLLECTIVE FUNDS:
Money Market Fund	179,529
S&P Middle Capitalization Fund	79,967
S&P 500 Stock Fund	59,606
S&P 500 Value Fund	47,291
Russell 2000 Fund	33,931
Government Bond Fund	32,746
Growth and Income Fund	31,725
Stable Value Fund	29,094
S&P 500 Growth Fund	25,564
NASDAQ 100 Fund	25,296
International Fund	24,984
Growth Fund	9,247
Income Plus Fund	8,381

Total Collective Funds	587,361

*Company Common Stock Fund	5,814,672
*Participant Notes Receivable (Interest rates ranging from 5.00% to 6.75%)	8,608

Total	$6,741,027

* Party-in-interest